EXHIBIT 10.3

Consulting Agreement

THIS AGREEMENT (“Agreement”) is made as of the 19th day of November, 2006 (“Effective Date”), by and between Cyberonics, Inc. (“Company”), a Delaware corporation, with a principal place of business at 100 Cyberonics Blvd., Houston, Texas 77058, and Pamela B. Westbrook (“Consultant”), an individual whose address is 26 Schubach Drive, Sugar Land, Texas 77479.

1. Services. Consultant shall advise the Company with respect to financial matters (the “Services”), including the preparation and filing of the Company’s Annual Report on Form 10-K for the period ending April 28, 2006, Quarterly Reports on Form 10-Q for the periods ending July 28, 2006 and September 29, 2006 (the “Delinquent Public Filings”) and such other matters as may be directed by the Company’s Chief Financial Officer, to whom Consultant shall report during the term of this Agreement.

2. Compensation.

(a) Fees. The Company shall compensate Consultant at the rate of $1,200 per day for Services rendered during the term of this Agreement.

(b) Reimbursed Expenses. The Company shall reimburse Consultant for reasonable and necessary expenses, including travel expenses, incurred in the actual performance of the Services, provided that such expenses are authorized in writing in advance of the expenditure and evidenced by legible copies of receipts.

(c) Terms of Payment. All fees and reimbursable expenses will be paid monthly in arrears in the form of a Company check made payable to Consultant within thirty (30) calendar days following receipt of Consultant’s invoice, subject to Consultant’s provision of a properly completed IRS Form W-9.

3. Term and Termination. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect through the date on which the Delinquent Public Filings are current, unless sooner terminated as provided herein. This Agreement may be terminated at any time by either party effective upon written notice.

4. Confidential Information. Consultant acknowledges that in connection with this Agreement and the Services provided by Consultant, Consultant may acquire and make use of certain confidential information of the Company, including, but is not limited to, management reports, financial statements, internal memoranda, reports, patient information, strategic business plans, pre-clinical and clinical data, clinical strategy, regulatory strategy, and other materials or records of a proprietary nature (“Confidential Information”). In order to protect the Confidential Information, Consultant agrees not to use such Confidential Information except in connection with the provision of the Services and not to divulge the Confidential Information to any third party, unless Company consents in writing to such use or divulgence or disclosure is required by law. Consultant shall comply with the applicable federal and state laws and regulations governing the confidentiality of all patient medical records and peer review information, including the Privacy Regulations under the Health Insurance Portability and Accountability Act (“HIPAA”). In the event Consultant receives a request or demand from a third party for the disclosure of Confidential Information, Consultant shall promptly (within three (3) business days after receipt of such request or demand) provide written notice to the Company of such request or demand, including a copy of any written document of such request or demand. On termination of this Agreement, Consultant shall not take or retain, without prior written authorization from Company, any patient records or information or Confidential Information of any kind; provided that, for the sake of clarity, this obligation does not apply to any personal documents, records, or property of Ms. Westbrook or any documents that are attorney/client privileged between Ms. Westbrook and her personal counsel or constitute work product of Ms. Westbrook or her personal counsel.. The foregoing restrictions on use and disclosure of Confidential Information will not apply to the extent of information: (i) known to Consultant prior to receipt from Company, (ii) of public knowledge without breach of Consultant’s obligations under this Agreement, (iii) rightfully acquired by Consultant from a third party without restriction on disclosure or use, (iv) disclosed by Company to a third party without restriction on disclosure or use, or (v) as to which and to the extent to which Consultant has received express written consent from an authorized officer of Company to disclose or use. Without limiting other possible remedies for the breach of this covenant, the parties agree that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash or otherwise.

5. Representations and Warranties of Consultant.

(a) Compliance with Company Policies and Standards. Consultant shall comply with all applicable bylaws, rules, and regulations of the Company, and the policies and procedures of the Company, as are in effect from time-to-time. Consultant shall work cooperatively with the personnel of the Company.

(b) No Other Restrictive Arrangement. Consultant is not subject to, or a party to, any employment agreement, non-competition covenant, non-disclosure agreement, or other agreement, covenant, understanding, or restriction that would prohibit Consultant from executing this Agreement and performing fully the duties and responsibilities hereunder.

6. Incurring Financial Obligation; Expenses. Consultant may not incur any financial obligation on behalf of the Company without the prior written approval of the Company.

7. Post-Termination Obligations. On termination, the Company’s sole obligation to Consultant will be to pay any then-outstanding unpaid fee for Services actually performed hereunder and to reimburse Consultant for then-outstanding reimbursable expenses, subject to the provisions of Section 2(b). Consultant hereby expressly agrees that termination of this Agreement prior to the end of the term specified in Section 3 or any extension thereof will not void, invalidate, or otherwise affect Consultant’s obligations under Section 4 (Confidential Information). Consultant expressly agrees that the provisions of Section 4 will survive termination of this Agreement.

8. Non-Assignment. This Agreement is personal to Consultant and cannot be assigned by Consultant or otherwise transferred to any other person or party without the Company’s prior written consent. Any assignment without such consent will be cause for immediate termination of this Agreement by the Company. Any other attempts to transfer will be void. Consultant further agrees not to subcontract services under this Agreement, in whole or in part. Consultant’s obligations under this Agreement are binding on Consultant’s heirs, legal representatives, administrators, and executors.

9. Independent Contractor. Consultant’s relationship with the Company hereunder shall be that of an independent contractor. It is expressly acknowledged and stipulated by Consultant and the Company that Consultant shall not, for any purpose whatsoever, be considered an employee, representative, or agent of the Company. Nothing in this Agreement is intended or shall be construed to create an employer/employee relationship, a joint venture relationship, or a lease or landlord/tenant relationship, or to allow the Company to exercise control or direction over the manner or method in which Consultant performs the Services. Consultant understands and agrees that: (a) Consultant will not be treated as an employee of the Company for federal tax purposes; (b) the Company will not withhold on behalf of Consultant pursuant to this Agreement any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law, or make available to Consultant any of the benefits afforded to employees of the Company; and (c) all of such payments, withholdings, and benefits, if any, are the sole responsibility of Consultant. Consultant shall not enter into any Agreements or incur any obligations on the Company’s behalf or purport to commit the Company in any other manner, without its prior written consent.

10. Entire Agreement. This Agreement is made contemporaneous with a Resignation Agreement of even date between the parties (the “Resignation Agreement”). Excluding the Resignation Agreement, this Agreement constitutes the entire agreement and understanding between the parties in respect of the subject matter hereof, and supersedes all prior agreements, understandings and communications between them, whether oral or written, pertaining to that subject matter. No modification of or addition to this Agreement will be effective unless made in writing signed by Consultant and a duly authorized officer of the Company.

11. Governing Law. This Agreement shall be construed and governed according to the laws of the State of Texas, without giving effect to its conflict of laws provisions.

Cyberonics, Inc.	Consultant:

By: _/S/_David S. Wise	_/S/_Pamela B. Westbrook

David S. Wise, Vice President	Pamela B. Westbrook